EXHIBIT 21

Subsidiaries of EVI Industries, Inc.

Name of Subsidiary	State of Incorporation or Organization
Steiner Atlantic, LLC	Florida
Dryclean USA License, LLC	Florida
Dryclean USA Development, LLC	Florida
Biz Brokers International, LLC	Florida
Western State Design, Inc.	Delaware
Martin-Ray Laundry Systems, LLC	Delaware
Tri-State Technical Services, LLC	Delaware
AAdvantage Laundry Systems, LLC	Delaware
Industrial Laundry Services Equipment, LLC	Florida
Scott Equipment, LLC	Delaware
Washington Automated, LLC	Washington
WA Acquisition, LLC	Delaware
Skyline Equipment, LLC	Delaware
Worldwide Laundry, LLC	Delaware
PAC Industries, LLC	Pennsylvania
Professional Laundry Systems, LLC	Delaware
Large Equipment, LLC	Tennessee
TN Ozone, LLC	Tennessee
Commercial Laundry Equipment Company, LLC	Delaware